EXHIBIT 99.1

RURBAN FINANCIAL CORP.

Moderator: Valda Colbart
October 16, 2008
4:00 pm EST

Operator: Please stand by. We are about to begin. Good afternoon and welcome ladies and gentlemen to the Rurban Financial Corp. Third Quarter 2008 Earnings conference call and Webcast. At this time, I would like to inform you that this conference call is being recorded and that all participants are in a listen-only mode. We will open up the conference to the investment community for questions and answers following the presentation. I will now turn the conference over to Valda Colbart, Investor Relations Officer. Please go ahead, Valda.

Valda Colbart: Good afternoon, everyone. I would like to remind you that this conference call is being broadcast live over the Internet and will also be archived and available at our Web site, www.rurbanfinancial.net until November 6, 2008. Joining me today is Ken Joyce, Duane Sinn, Mark Klein and Hank Thiemann.

Before we get started, I’d like to make our usual Safe Harbor Statement and remind everyone that comments made during this conference call regarding Rurban’s anticipated future performance are forward-looking and therefore involve risks and uncertainties that could cause the results or developments to differ significantly from those indicated in these statements.

These risks and uncertainties include but are not limited to risks and uncertainties inherent in general and local banking, insurance and mortgage conditions, competitive factors specific to markets in which the company and its subsidiary operate, future interest rate level change in local real estate markets, legislative and regulatory decisions or capital market conditions, and other factors set forth in the company’s filing with the Securities and Exchange Commission.

I will now turn the call over to Ken Joyce, President and CEO of Rurban Financial Corp. Ken…

Ken Joyce: Well, thank you, Valda, and welcome to the Third Quarter 2008 Webcast. Joining me today and presenting are Mark Klein, President and CEO of The State Bank and Trust Company, Hank Thiemann, President of RDSI, our data and item processing group, and Duane Sinn, our Chief Financial Officer.

Rurban Financial Corp. had another excellent quarter, earning $1.42 million in comparison to $864,000 for the year ago quarter. Net of a few one-time items detailed in our press release, operating, or core, income was $1.34 million, which was up from $864,000 for the same year-ago quarter, a 55 percent increase in operating income.

This quarter also represents about a five percent increase in operating income over the linked-quarter. Rurban’s two business lines continue to produce strong financial performance resulting in Rurban’s ROA for the current quarter being 99 basis points with a ROE of 9.54 percent.

Our banking business led by The State Bank and Trust Company continues to improve its performance, earning 88 basis points ROA compared to 50 basis points for the year-ago quarter.

As part of this improvement, the efficiency ratio improved to 71 percent from 80 percent for the year-ago quarter. These financial performance measures reflect the result of our successful banking strategies.

Following our credit problems discovered in 2002, we have rebuilt our bank’s lending processes and controls to produce quality results as reflected in our asset quality.

As the loan quality was rebuilt, we began to implement a sales culture that is now successfully growing our loans and deposits, even during these difficult periods.

We next began the process of prudently expanding our franchise through strategic acquisitions and de novo loan production offices in growing markets. We have also been careful to achieve this growth while maintaining expense controls as shown by our modest expense growth year-over-year in the Banking Group.

These efforts are all enhanced by an intense attention to balance sheet management, which praticed — which is practiced like a science in our Banking Group and illustrated by our 43 basis point improvement and our net interest margin.

Our asset quality improved with our non-perform — non-performing assets declining on a dollar basis as a percentage of assets for both the year-ago quarter and on a linked-quarter basis.

We took some charge-offs for the current quarter, but our annualized charge-off rate of 16 basis points on average loans remains very favorable to industry averages.

Our loan delinquency rate is a low 1.39 percent at quarter-end, which is a good forward indicator of asset problems. I now turn this Webcast over to Mark Klein, the President and CEO of The State Bank and Trust Company.

Mark will give you more specifics on our banking progress, strategic implementation and our tactical efforts to grow the banking franchise and profitability. Mark…

Mark Klein: Thank you, Ken, and good afternoon. In the midst of a fairly stiff business headwind and uncharted economic waters, we continue to make progress in the Banking Group.

Duane Sinn, our CFO, will provide you with more details on our financial picture but I am pleased to report we have improved our banking group profitability to $1.22 million from $675,000, or an 83 percent improvement over the year-ago quarter.

This improvement was driven by revenue enhancements primarily resulting from a net interest margin of improvement to 3.84 percent, or 43 basis points, over the year-ago quarter.

Likewise, margin improvement was the primary component in our efficiency ratio improvement for the quarter, as Ken mentioned earlier. These results link directly to the performance improvement in non-interest income, referrals, electronic banking, asset quality, operating expenses and balance sheet growth.

Non-interest income remained relatively unchanged for the prior-year quarter even with declining trust fees caused by the decline in the equities market. Our tactics to obtain lower-cost transaction accounts continue to reward us with growth in both core deposits and related fee income. As with prior quarters, providing the impetus for non-maturity growth — deposit growth is High Performance Checking account initiative.

Year-to-date, we have increased our retail net DDA accounts position by 475. Including business DDAs, our net account increased by 622, or 3.92 percent over 2007 year-end.

While this trend is in line with 2007 results, it is a significant reversal of pre-2007 net account loss levels we experienced. To bolster loan fee income, we continue to aggressively promote FSA loan originations for our agriculture production sector resulting in loan sale gains of $80,600 through the Third Quarter.

Selling off these balances of these long-term fixed rate products provides revenue while limiting the bank’s credit exposure and bolstering liquidity while allowing the client to manage their interest rate risk, a true win-win situation.

Our sales culture continues to pay dividends and is reflected in the referrals between departments and our sales call program. In 2007, we logged 860 referrals with 289 closing that resulted in documented loans, deposits and trust assets of over $33.4 million.

Through the Third Quarter of this year, we have exceeded all of 2007 results with gross referrals of 866 to date with 258 closed. These closed referrals have resulted in an additional business of over $22 million.

In fact, over 3000 business development calls this year by retail and commercial personnel continue to build referral momentum for the Fourth Quarter.

Positive reinforcement with our staff coupled with cash rewards continue to successfully drive our sales culture while delivering our Value Proposition and building our franchise.

Electronic banking product usage with this lower-cost structure continues to show strong growth. The number of clients utilizing electronic banking services has increased from 13,857 to 16,468, an increase of 2,611 users, or an 18.9 percent gain from the year-ago quarter.

Total electronic transactions also increased from 129,311 at September of 2007 to over 147,000 for this quarter for a year-over-year monthly increase of over 18,000, or 14.2 percent. Our cross-selling of debit cards to 100 percent of new DDA account openings is certainly propelling these improvements.

Remote deposit capture rolled-out in the First Quarter of 2007 and the Third Quarter of 2008 introduction of mobile banking are positioning us as a market leader in electronic banking.

We have increased remote capture clients from 26 at 2007 year-end, to 48 through the current quarter end, resulting in over $16 million a month in deposit volume. Meanwhile, mobile banking has enabled us to provide new technology with significant value-added potential.

Asset quality has been, and continues to be, a top priority of management. As a result of applying prudent lending practices and proactive portfolio management, we have improved our delinquency rate to 1.39 percent.

Additionally, non-performing assets have declined to $6.27 million from $6.43 million from a year-ago quarter. We are working to continue to reduce our problem assets as we strategically exit non-performers.

Operating expenses remained relatively flat as compared to the year-ago quarter, improving our efficiency ratio when coupled with our improving revenue.

Compensation and benefits showed modest growth, a reflection of employee incentive accruals from meeting well-defined goals linked directly to our performance improvement.

We are introducing a new, more detailed profitability model in the Forth Quarter that provides product, officer, and client relationship profitability allowing our bankers to identify areas of improvement, as well as opportunity.

Finally, our Columbus, Ohio LPO continues to provide balance sheet growth as commercial loans now exceed $11 million for 2008. With a solid pipeline of over $3 million to close by year-end, we remain extremely optimistic of our long-term potential.

In summary, we are quite pleased with our continued progress but remain unsettled with our performance. We have assembled a highly-qualified team in both our traditional and growth markets that will add geographic diversity, enhancement to operational efficiencies, as well as balance sheet stability.

I am encouraged by our progress and enthusiastic about our future. Ken, back to you.

Ken Joyce: Well, thank you, Mark, and congratulations on your success on the Banking Group and the positive results from your leadership and your team’s efforts. We are, of course, not immune to significant downturns in the economy in selected business segments.

We are not currently seeing asset concerns but systematic economic difficulties will cause problems for all banks. However, we feel we are well-positioned for these problematic times and it is our plan to continue to build our franchise in size and profitability.

Shifting our focus to our data and item processing group, RDSI, I’ll now turn the Webcast over to Hank Thiemann, President of RDSI to discuss progress in his group. Hank…

Hank Thiemann: Thank you, Ken. The Third Quarter for RDSI reflected stable revenue compared to the year-ago quarter and the linked-quarter which is reflective of several off-setting factors. Our renewals are being done without our customary increases in pricing due to pressures in the industry.

This is offset by continuing success in growing our client base and providing more products to our existing client banks. Another factor is our deliberate lowering of some item processing rates as the electronification of checks lowers our costs and we pass some of those savings back to our client banks.

As an example of these revenue trends, in the quarter we added two new item processing banks. We also continued our sales of products to existing client banks as 45 banks contracted for 41 new products such as mobile banking.

These actions alone will generate $258,000 in annual contract revenue and $58,000 in one-time installation fees. Also, to help offset pricing compression next year, we have pre-renewed all but one of our 2009 contract expirations this year and we expect to renew that single remaining contract before this quarter is completed.

These contracts have been renewed for a three- to seven-year contract terms. The end result of these various factors is that revenue is currently relatively stable but margins are improving. This result is shown by the 2008 year-to-date net income being $280,000 greater than the same period for 2007, an increase of fifteen percent.

We are encouraged that these trends will continue, as a number of industry publications have indicated that technology spending by banking organizations in 2009 will increase by at least six percent.

This reveals the understanding and foresight on the part of many community banks that technology will allow them to stay competitive, provide efficiencies, enhance service levels and improve management reporting and analysis.

We have a recent example of this, ah, thinking from an existing data processing client who has contracted with RDSI to move their existing Internet banking product to the RDSI product with significant savings, operational improvements, and feature enhancements.

Other examples of this interesting technology spending includes small community banks buying more products to better compete in local niche markets against regional banks with products such as merchant capture and mobile banking.

Looking forward, we see continued opportunities. For example, we have scheduled for the Fourth Quarter two bank conversions, one merger consolidation, and three item processing conversions.

Several other conversions are already scheduled into the first quarter of 2009, including our first bank in Kansas, which will become our 11th state for doing business. Ken, that concludes my comments about RDSI Banking Systems — back to you.

Ken Joyce: RDSI continues to have a strong pipeline of bank prospects. There’s also a robust set of products under development that will enhance our client bank’s profitability through new revenue or greater efficiencies. We expect the overall environment for RDSI to be challenging as banks’ profits are squeezed by the economic environment.

The situation is a two-edged sword, as our client banks look to lower their costs, but at the same time, banks with renewing contracts are more receptive to discussing alternative systems, which would lower their costs relative to their current processors.

It is difficult to see where these trends will balance out, but so far, the trends seems to be a push for RDSI, with one trend balancing out the other. I’ll now turn the Web cast over to Duane Sinn, Rurban’s Chief Financial Officer who will discuss our financial information of our two business segments in greater detail and give you some additional color on some key financial areas. Duane…

Duane Sinn: Thank you, Ken. Good afternoon. As Ken, Mark and Hank have indicated we continue to see improving results of initiatives we started several years ago. Specifically, the Banking Group continues to benefit from diversified market demographics, a repositioned balance sheet, reductions of non-performing assets and greatly improved back room efficiencies.

Our banking acquisitions in previous years have allowed us to reposition our balance sheet, in this changing rate environment providing solid core funding. We expect to leverage the additional funding sources provided by the acquisition of the National Bank of Montpelier later this year as we bring them into our Banking Group.

Our story has been consistent over the past 12 months as we continue to manage our balance sheet, initially to a liability-sensitive position and now beginning to shift it towards greater asset-sensitivity. We have reviewed in detail every category of our balance sheet for potential impairment and repositioning based on the current market conditions.

Starting with Due from Banks, we elected to test our liquidity sources over the end of the quarter as we borrowed money from our correspondent banks and FHLB and placed the funds at the Federal Reserve increasing our Cash and Due from Banks by approximately $14 million at quarter-end.

As mentioned earlier, we have no common or preferred stock in Freddie Mac or Fannie Mae. We have a nominal amount of stock in Farmer Mac, FHLB and the Federal Reserve, all of which we view as secure investments.

Within our $94 million securities portfolio, we hold no corporate bonds. Approximately 65 percent of the portfolio is in mortgage-backed securities primarily issued by the agencies and all are currently performing well. We also have reviewed our entire — entire portfolio of municipal securities, which make up 17 percent of our securities portfolio.

As part of this review, we examined the underlying insurers, assessing the overall combined strength of the securities. For those municipalities that did not have any underlying ratings, we evaluated the underlying entity using our internal loan underwriting standards.

We have made some minor repositioning moves as a result of this review and we are comfortable with the current municipal securities portfolio. As Ken mentioned, we continue to be encouraged of the quality of our loan portfolio and the positive trends in delinquency and non-performers.

Another material category on our balance sheet is bank-owned life insurance, commonly referred to as BOLI, which totals $12.5 million. We have reviewed the four underlying life insurance companies that underwrite our BOLI. They all remain strong with minimal exposure to their balance sheets to the real estate impairment.

At this point, we see no significant signs of weakness. Total assets of September 30th, 2008 were $585 million, a $19.3 million increase from the $566 million reported at September 30, 2007. The increase in assets was primarily due to the growth in loans, which increased $11.6 million, or 3 percent in the previously mentioned increase in Cash and Due from Banks.

Our loan — our loan portfolio balance mix is 20 percent in commercial C&I loans, 36 percent in commercial real estate loans, 11 percent in agricultural loans, 21 percent in residential real estate loans and 12 percent in consumer loans. As mench — as mentioned in our press release, we have been successful in changing our mix on the liability side of our balance sheet, enhancing profitability.

These efforts have paid off as we reported a $788,000, or 22 percent increase in our net interest income over the 2007 Third Quarter, primarily driven by a — a decrease in our cost of funds. Our many efforts to reduce our cost of funds included the use of re-purchase agreements, an increasing contribution from our Chief Deposit Officer, focus on private client offerings, success of our High Performance Checking account program and continuing improvement in our cross-selling of products of our existing customer — existing customer base.

Overall these efforts have increased total deposit transaction accounts by $21.6 million during the past 12 months, while more costly time deposits — deposits have decreased $28.3 million. A portion of these time deposits balances transitioned into money market accounts, and a portion were allowed to run off due to excess liquidity during the year.

This has resulted in a 101 basis point decrease in deposit costs during the first nine months of 2008. More recently we have started to shift our liability-sensitive balance sheet toward a more asset-sensitive position, given the reasonable assumption that, excluding a short-term drop in rates, the expectation is that long-term rate movements will be an increase.

Management has responded to the recent 50-point basis decrease in prime and believes that we have identified offsetting savings in the cost of funds. Looking at the Income Statement, our consolidated net income for the Third Quarter was $1.42 million, or 29 cents per diluted share compared to $864,000, or 17 cents per diluted share for the same quarter in 2007.

The 2008 Third Quarter earnings include $86,000 of net after-tax income due to the sale of a closed branch office offset by the write-down of an OREO property. Rurban’s return on asset was 99 basis points, return on equity was 9.54 percent, and our overall bank group efficiency ratio improved to 71 percent.

Excluding the one-time adjustments for the Third Quarter 2008, core operating income increased over 55 percent compared to the prior-year quarter. Net interest income was $4.4 million with three months ended September 30, 2008 compared to $3.7 million for the Third Quarter of 2007. This increase of $788,000, or 22 percent, was largely due to an improving net interest margin of 3.84 percent within the Banking Group.

Total deposit costs have decreased to 2.19 percent during the Third Quarter compared to 3.32 percent for the prior year Third Quarter. This 113 basis point improvement in deposit cost is only partially offset by a 63-basis point decline in our loan yields. This is evidence that we have managed through the 350 basis point decrease in the prime rate very well.

Our objective is — our objective is to continue to maintain or improve the margin. We have identified additional ALCO initiatives we plan to execute during the remainder of 2008, targeting margin improvement. A few of these initiatives are a more focused effort on originating floating rate loans, increased emphasis on loan fees, better profitability models to track product, officer and regional profitability and improved loan pricing model.

The provision for loan loss was $146,000 Third Quarter 2008 compared to $140,000 taken in Third Quarter of 2007 and a $213,000 taken in the linked-quarter. At this time, we do not see any concerning trends in delinquency or foreclosures.

However, we are not insulated from the current economic cycle, but we do not expect to have — but we do expect to have to work smarter and harder to maintain our asset quality. As Ken and Mark indicated, the trends are stable.

Total non-interest — total non-interest income was $7 million for Third Quarter of 2008 compared to $6.8 million for the Third Quarter to the prior-year Third Quarter, an increase of $206,000, or 3 percent excluding the one-time item of $243,000, non-interest income was virtually unchanged.

Data processing fees were essentially stable compared to the Third Quarter 2007 for the reasons discussed by Hank. Due to the decline in the equity markets and the trust business’ dependence on those balances — balances for fee income, we recorded $37,000 or 4.8 percent less in trust fees year-over-year.

We continue to record increases in customer service fees driven by increases in our High Performance Checking account product. As a spin-off to this product, additional debit card mailings in the quarter helped increase customer service fees which totaled $626,000 for the Third Quarter of 2008 representing a $38,000 or 6.4 percent increase in this line item compared to the year-ago quarter.

Total non-interest expense is $9.3 million for the Third Quarter of 2008, increasing $172,000 or 1.9 percent from the year ago quarter. Excluding the write-down of real estate, non-interest expense increased $68,000 or less than one percent. Compensation and benefits decreased $51,000 or 1.2 percent due to efficiencies within the item processing segment of RDSI.

Equipment expense within RDSI also decreased $89,000 for the current quarter compared to a year-ago quarter. These decreases were partially offset by slight increases in postage and delivery and taxes. At this time, I will turn the discussion back to Ken.

Ken Joyce: All right. Well, thank you, Duane. While we are pleased with our operating results, we are not satisfied. We continue to aggressively seek improvements and opportunities to expand our franchise. We expect to see regulatory approval of our acquisition of National Bank of Montpelier in the Fourth Quarter and close the transaction shortly after receiving approval.

As you may recall, this is an all-cash deal and we expect the transaction to be immediately accretive, exclusive of some acquisition expense we incur at closing.

We continue to look forward to this opportunity to bring National Bank of Montpelier and its customers into our banking family. Valda, I'm turning this Webcast back to you to determine if we have any questions from our investment community.

Valda Colbart: Thank you, Ken. It’s now time for the Question and Answer session. If you are using a speakerphone, please pick up the handset before pressing any numbers and unmute your phone. If you have a question, we would like you to press star one on your telephone. That’s star one, if you have a question.

And if for some reason, someone asks the question that you would like to and you need to withdraw that question, press star two. So again, if you have a question, please press star one on your telephone and we will take the questions in the orders they are received.

We’ll stand by for just a few moments. While we are waiting, I want to remind everyone that you can still listen to today’s Webcast on our Website, rurbanfinancial.net, until November. Okay, with there no being — there not being any questions in the queue, I'm going to turn the call back over to Ken Joyce.

Ken Joyce: Well, thank you, Valda. We continue to believe that Rurban Financial Corp. offers an outstanding value relative to its current stock price. A careful review of our progress should lead an investor to that same conclusion. With no more questions, we will complete this quarter’s Webcast. We appreciate you taking the time to hear more about the progress that Rurban Financial Corp. is making and we look forward to talking with you next quarter. Goodbye now.

Operator: All parties may now disconnect.

END